Exhibit 99.1

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Westlake Chemical Partners LP Acquires Additional Interest in Westlake Chemical OpCo

Houston, TX, September 26, 2017 - Westlake Chemical Partners LP (NYSE: WLKP) (the “Partnership”) today announced that it has agreed to acquire an additional 5.0% limited partner interest in Westlake Chemical OpCo LP (“OpCo”) for approximately $229.2 million. The transaction, which is expected to close in connection with the concurrently announced equity offering by the Partnership, is expected to be immediately accretive to the Partnership’s MLP distributable cash flow.

Consideration for the acquisition is expected to be funded with borrowings under the Partnership’s revolving credit agreement (the “MLP Revolver”) and proceeds from the concurrently announced equity offering by the Partnership. This transaction will increase the Partnership’s limited partner interest in OpCo from approximately 13.3% to approximately 18.3% and will represent the second purchase of additional interests in OpCo by the Partnership since its initial public offering. OpCo’s assets are comprised of three ethylene production facilities, which primarily convert ethane into ethylene and have an aggregate annual capacity of approximately 3.7 billion pounds, and a 200-mile ethylene pipeline. OpCo sells approximately 95% of its ethylene production to Westlake Chemical Corporation under a long-term supply agreement, which provides for a stable $0.10 margin per pound. OpCo intends to use the proceeds it receives in connection with this transaction to repay borrowings under its intercompany debt agreements with Westlake Chemical Corporation.

“This transaction demonstrates the sustainability of our strategy to achieve annualized low-double-digit growth in distributions,” said the Partnership’s President and Chief Executive Officer, Albert Chao. “OpCo is unique in the MLP universe given the long-term and stable nature of its key contracts and the structure of its business. The acquisition of this additional interest in OpCo, which provides a high-quality, stable, fee-based earnings stream, represents just one of a number of levers we can use to grow our distributions over time. In addition to purchasing increased interests in OpCo, the Partnership can pursue organic growth opportunities such as capacity expansions in OpCo’s ethylene production facilities and acquisitions of other qualified assets from third parties.”

The terms of the acquisition were approved by a Conflicts Committee, which is comprised entirely of independent directors of the board of directors of Westlake Chemical Partners GP LLC, the general partner of the Partnership. This committee was advised by Jefferies LLC as to financial matters and Akin Gump Strauss Hauer & Feld LLP as to legal matters.

Westlake Chemical Corporation’s legal counsel was Vinson & Elkins LLP.

The statements in this release that are not historical facts, but forward-looking statements, including the impact of the described acquisition on the Partnership’s cash available for distribution, availability of funds and the expectation of long-term distribution growth, could be adversely affected by, among other things, operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions of Westlake Chemical Corporation or other third parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially for the projections contained herein, please refer to the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016.

Westlake Chemical Partners LP

Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, Texas, the Partnership, following the closing of the acquisition described above, is expected to own an approximately 18.3% limited partner interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP’s assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline.

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